|	NEWS

IMMEDIATE RELEASE

UAW-Ford National Labor Agreement Ratified By Members; Capacity Actions, New Product Sourcing Plans Confirmed

•	UAW-Ford employees in the U.S. ratify a new four-year labor agreement by nearly a 2-to-1 margin, helping to improve the company's competitiveness in the U.S.

•	Ford is adding 12,000 hourly jobs in its U.S. manufacturing facilities by 2015, including in-sourcing from Mexico, China and Japan

•	Ford is investing $16 billion in its U.S. operations - including $6.2 billion in U.S. plants - to design, engineer and produce more new and upgraded vehicles and components by 2015

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Production shifts planned to be added at four U.S. plants: Michigan Assembly Plant in Wayne, Mich.; Chicago Assembly Plant; Louisville Assembly Plant; and Auto Alliance International in Flat Rock, Mich. The additional shifts will account for nearly 5,000 of the 12,000 total jobs Ford has committed to add in the next four years

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Medium-duty trucks in-sourced from Mexico; motor home and stripped chassis added to Ford E-series cutaway production at Ohio Assembly Plant in Avon Lake, Ohio, after the plant ends E-Series van production

DEARBORN, Mich., Oct. 19, 2011 - Ford Motor Company today confirmed that a new national labor agreement has been ratified by UAW-represented employees in the U.S. The agreement covering approximately 41,000 employees improves the company's competitiveness in the U.S.

Ford is adding 12,000 hourly jobs in its U.S. manufacturing facilities through the four-year term of the contract, including in-sourcing work from Mexico, China and Japan. The company also is investing $16 billion in its U.S. product development and manufacturing operations - including $6.2 billion in plant-specific investments - by 2015.

“This agreement is proof that, by working together with our UAW partners and local communities, we can significantly create new jobs, invest in our plants and people, and make a very positive impact on the U.S. economy,” said Mark Fields, Ford Motor Company's president of The Americas. “Our agreement is fair to our employees and it improves our competitiveness in the U.S.”

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Matching Capacity with Demand

The new investments and added jobs are designed to help Ford better meet current and anticipated future demand for its vehicles. Ford plans to add production capacity and new vehicles in several of its U.S. facilities, including at four U.S. assembly facilities.

Auto Alliance International in Flat Rock, Mich., Michigan Assembly Plant in Wayne, Mich., Chicago Assembly Plant and Louisville Assembly Plant each will add a new production shift, resulting in significant volume increases for the fuel-efficient vehicles built there.

The added production comes on the heels of strong U.S. sales in September. Ford Explorer sales were up 204 percent versus a year ago. The Ford Escape set a new sales record, up 41 percent versus September 2010 and up 32 percent year to date. Ford Fusion sales are up 17 percent year to date, after setting monthly sales records for 11 of the last 12 months. The new Ford Focus is highly popular with consumers but has been constrained by availability. The added shift will allow Ford to continue to meet strong demand for Focus and other new products at Michigan Assembly Plant.

“Customers are taking notice and responding very positively to Ford's lineup of fuel-efficient, high-quality and innovative products,” said Fields. “Working with the UAW, we now will be better able to meet the growing demand.”

The planned production growth at the four facilities will increase U.S. jobs by nearly 5,000 - 1,200 at Michigan Assembly Plant, 1,200 at Chicago Assembly Plant, 1,300 at Louisville Assembly Plant and 1,200 at AAI. All are part of Ford's plan to add 12,000 U.S. hourly jobs in the next four years.

Bringing New Products to Market

Ford's new national labor agreement also brings new products to U.S. plants. For example, Ford is moving production of the Ford F-650 and F-750 medium-duty trucks from Escobedo, Mexico, to its Ohio Assembly Plant in Avon Lake, Ohio, after the plant stops current production of the Ford E-Series vans. The company also is bringing F53 motor home chassis and F59 commercial stripped chassis production in-house, investing $128 million in the Ohio facility.

The medium truck manufacturing shift will make Ford the only U.S. full-line manufacturer of Class 6 and 7 medium-duty vehicles. It also marks the end of a decade-old Blue Diamond Truck LLC joint venture between Ford and Navistar International, which currently manufactures Ford F-650 and F-750 trucks in Mexico for customers across North America.

“By moving our commercial vehicle production in-house, we will be able to streamline and strengthen the engineering and manufacturing of our next-generation medium-duty trucks,” said Fields.

Production of Ford's E-Series, currently built at Ohio Assembly Plant, will continue to be available in certain variations through most of the decade. A new full-size van called the Transit - slated for production beginning in 2013 at Ford's Kansas City Assembly Plant in Kansas City, Mo. - also will be introduced for Ford's commercial van customers in North America.

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Ford to Host Conference Call

A conference call with members of the investment community and news media will be conducted at 8:30 a.m. EDT on Thursday, Oct. 20, to review the new agreement.

The presentations (listen-only) and supporting materials will be available online at www.shareholder.ford.com. Representatives of the news media and the investment community participating by teleconference will have the opportunity to ask questions following the presentation.

Access Information - Thursday, Oct. 20: 8:30 a.m. EDT
Toll Free:    877.546.5020
International:     857.244.7552
Passcode:     “UAW Ford Agreement”

Replays - Available after 10:30 a.m. the day of the event through Thursday, Oct. 27 www.shareholder.ford.com
Toll Free:     888.286.8010
International:     617.801.6888
Passcode:     50557796

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About Ford Motor Company
Ford Motor Company, a global automotive industry leader based in Dearborn, Mich., manufactures or distributes automobiles across six continents. With about 166,000 employees and about 70 plants worldwide, the company's automotive brands include Ford and Lincoln. The company provides financial services through Ford Motor Credit Company. For more information regarding Ford's products, please visit www.ford.com.

Contact:	Marcey Evans
Ford Motor Company
313.322.9211 (office)
313.673.3846 (cell)
mevans13@ford.com

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For news releases, related materials and high-resolution photos and video, visit www.media.ford.com.
Follow at www.facebook.com/ford, www.twitter.com/ford or www.youtube.com/fordvideo1